SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.1)*

Coastcast Corporation
-----------------------------------------------------
(Name of Issuer)

Common Stock
 ----------------------------------------------------
 (Title of Class of Securities)

 19057T10800
-----------------------------------------------------
(CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued in the following page(s))
Page 1 of 5 Pages
CUSIP No.19057T10800                  Schedule 13G
Page 2 of 5 Pages

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1. NAME OF REPORTING PERSON AND SS OR IRS IDENTIFICATION NO. OF
PERSON
    James Grosfeld            ###-##-####
    Nancy Grosfeld            ###-##-####

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a)  [  ]
    (b)  [  ]
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION
     Michigan

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5. SOLE VOTING POWER
     0
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6. SHARED VOTING POWER
    1,084,600
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7. SOLE DISPOSITIVE POWER
    0
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8. SHARED DISPOSITIVE POWER
    1,084,600
------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,000 (James Grosfeld) 1,062,600 (James and Nancy Grosfeld)
-----------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      14.2%
------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
      IN
------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!

                                    SCHEDULE 13G
Page 3 of 5 Pages

ITEM 1(A).  NAME OF ISSUER:

Coastcast Corporation (the "Company)

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            345 East Victoria Street
            Ranco Dominguez, CA 90221

ITEM 2(A).  NAME OF PERSON FILING:

            James and Nancy Grosfeld

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE,
RESIDENCE:

     James and Nancy Grosfeld
     20500 Civic Center Drive
     Suite 3000
     Southfield, Michigan 48076

SCHEDULE 13G                Page 4 of 5 Pages

ITEM 2(C).  CITIZENSHIP:

     See item 4 of cover pages

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

     Common Stock

ITEM 2(E).  CUSIP NUMBER: 19057T10800

     See cover page
ITEM 3.     Not applicable

ITEM 4(A).  AMOUNT BENEFICIALLY OWNED:

     See item 9 of cover pages.

ITEM 4(B).  PERCENT OF CLASS:

     See item 11 of cover pages.

ITEM 4(C).  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  sole power to vote or to direct the vote

     See item 5 of cover pages.

               (ii) shared power to vote or to direct the vote:

     See item 6 of cover pages.

               (iii) sole power to dispose or to direct the disposition of

     See item 7 of cover pages.

               (iv) shared power to dispose or to direct the disposition of

           See item 8 of cover pages.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            See item 11 of cover pages.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING
COMPANY.
     Not applicable.
SCHEDULE 13G              Page 5 of 5 Pages


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP:

     Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
     Not applicable

TEM 10.    CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               By:/s/ James Grosfeld

                                      SIGNATURE

                              James Grosfeld, Joint Tenant



                    Nancy Grosfeld, Joint Tenant

 NAME AND TITLE
                                  May 15, 2003
                                  ----------------
                                         DATE